Exhibit 23.3

CONSENT OF EXPERT

We hereby consent to the use of our technical reports entitled “Avino Silver & Gold Mines Ltd., Amended Mineral Resource Estimate Update for the Avino Property, Durango, Mexico Resource with an effective date February 21, 2018, with an amended date December 19, 2018, filed with the SEC on December 26, 2018 on Form 6-K and incorporated by reference to and to the “Resource Estimate Update for the Avino Property, Durango, Mexico with an effective date of January 13, 2021, filed as an exhibit to this Registration Statement, and to the reference of us as an expert in the prospectus, which is part of this Registration Statement.

Tetra Tech, Inc.

/s/ Hassan Ghaffari
Hassan Ghaffari, P.Eng.

Dated: January 27, 2021